SECURITIES AND EXCHANGE COMMISSION
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HERMAN MILLER, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

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Notice of 2008
Annual Meeting of Shareholders
Proxy Statement

Herman Miller, Inc., and Subsidiaries

August 21, 2008

Dear Shareholder,

We’ve had an interesting year at Herman Miller in 2008. The economy has thrown us some curves, and our growth was modest. Yet the real story is very good performance, progress on the important things, many new products and product improvements, and we are well positioned for the current environment and our long-term future.

A real highlight for me

Now I’d like to spend this letter talking a little about our past year and, more important, about our year ahead, which is likely to be a tough one.
        Awards are indications of what someone else thinks, but getting back on Fortune’s 100 Best Companies to Work For means a great deal to me. It is an important indication that many people have done many things to improve life and work at Herman Miller, from going to a mid-year bonus or shutting down over the holidays, to wellness programs and more flexible benefits. Many of us have always known that Herman Miller is a great place to work—but the official stamp from Fortune does carry weight.
        For the 20th time in 22 years we were ranked, again by Fortune, as the “Most Admired” company in our industry. If you put these two honors together with a third we received this year—being named one of Fast Company’s “Fast 50” (for innovation)—you see Herman Miller in pretty good company. Only six organizations made all three lists—Nike, Google, Cisco Systems, Whole Foods, Microsoft, and Herman Miller.
        You aren’t grouped with companies like that for things you do overnight. That’s the reason I’m proud of these awards.

Financial highlights and 2010 goals

At Herman Miller, we’ve always chosen our own goals. How high you set your goals says a lot about what kind of place you want to become. Four years ago we set out what we call Powers of Ten goals—some were high; some turned out to be way too low. In either case, these goals are measurements, unlike the lists from other people, of how well we’re doing on our terms.
        Our financial results show another successful year at Herman Miller. Some of the key financial highlights from fiscal year 2008:

•	A 4.9% increase in consolidated net sales driven in large part by a 17.6% increase in International net sales
•	A 200 basis point improvement in operating income – half due to gross margins improvements and half due to operating expense reductions
•	An 8.4% decrease in weighted average diluted common shares outstanding as a result of our share repurchase program
•	All resulting in a 29.3% increase in earnings per share

Business goals

We are ahead of our 2010 goal for increasing operating margins and have raised our target. Of particular note is the work of the North American Office and Education team. With very modest top-line growth they were able to drive a significant increase in operating margins, while capturing some significant new customers. With the launch of Teneo™ storage furniture, Lifework™ portfolio of residential furniture, and Sense™ tables, we have met our goal for launching 10 new innovative product platforms.
        We are on target to meet our goal for growth in new markets. The outstanding work of the International and Healthcare teams has made this possible. We are falling short of our sales growth target and our sales from acquisitions and alliances. Of course the economy has an effect on our ability to meet our growth goal. We will see slow growth through 2009; the prospects for 2010 are only slightly better.
        The acquisition of Brandrud, a manufacturer of healthcare furnishings, this past year gave us an important building block toward our healthcare strategy. This type of “bolt-on” acquisition will be one way we build our future capabilities, complement our internal research and development, and build momentum during this period of soft demand.

Better world goals

We have made steady progress toward our environmental goals—that’s a sentence I hope to write every year. We are moving ahead—not quickly, but solidly—toward our goals for sales of Design for the Environment (DfE) products. We have invested $1 million to remove the pvc from the arms of Aeron® chairs; and our green energy use accounts for 63.5% of our total.
        Most exciting is the work to reduce our composite footprint on the environment.—we’re 71% of the way to our goal to reduce it by 80 percent. In our work to reduce our carbon footprint to zero, we’re roughly halfway there.
        There is one goal we’ve already met—I still laugh when I think how far off we were on setting that target—volunteering time. Our cumulative goal for 2010 was 50,000 hours of time donated by Herman Miller employees toward nonprofit organizations. After this year, the total stands at 78,694—and we’ve got two more years to go. I’m still amazed at the generosity all around me.

1

We continue to expand internationally

Sales grew in Europe, South America, and Asia. Our new facility in Ningbo, China is up and running. The camaraderie and goodwill there is impressive. John Portlock, the leader of International, and his team have been working hard to diversify their distribution channel. The team has greatly strengthened distribution in Eastern Europe and Asia, adding dealers in Moscow, Budapest, Warsaw, Bratislava, and Azerbaijan. We opened a fantastic new showroom in London.
        My feeling is that we are on our way to becoming a truly international company.

Broad product offering across many markets

Maybe the biggest story this year has to do with our new products, and we have several more to look forward to in fiscal 2009. Each one carries with it the same Herman Miller design intelligence people expect from us. What really makes me happy is the breadth. I feel like we are beginning to back up our strategy in products designed for different markets and geographies. This is a testament to the strength of our research and development teams and our creative network.
        As part of a general re-thinking of our storage products, we launched a new line of storage furniture at NeoCon, Teneo, designed by Ayse Birsel and Bibi Seck. Teneo gives a real flair and functionality to our line of storage. The Accessories team continues its progress with good work on margins; its products are aimed at improving the micro environments and ergonomics of the people who use our products.
        Our subsidiary Geiger® is in the middle of a real renaissance. Their new connections to our creative network of designers have produced—and are producing interesting and innovative new products. This year Geiger introduced the Caucus™ conferencing suite, First Sight™ lounge seating and occasional tables, Goes Around™ lounge seating, the Lissome™ table, and Overt™ lounge seating.
        International is introducing the Sense multipurpose tables, designed around maximum simplicity in specifying and reconfiguring. International will soon introduce a series of personal organizing components that interface with mobile technology.
        A few years ago I promised Healthcare would get some new products soon. Well, we are on our way. The acquisition of Brandrud brings us several new products, and we introduced the Nala™ and Centé™ patient chairs at NeoCon this June. These chairs combine Herman Miller’s knowledge of ergonomics and comfort with Brandrud’s expertise in this area of the hospital. Beyond the products, I really think we are building a great Healthcare team.
        Herman Miller for the Home won the Editors Award for “Body of Work” at the International Contemporary Furniture Fair in May. We introduced the first elements in the Lifework portfolio of residential furniture. This team is a small but vital part of our community and our business strategy.
        During the coming year, we are planning to introduce two new chairs, one designed by Jeff Weber and Bill Stumpf, and one designed by Studio 7.5 (who also designed the Mirra chair). These additions to an already strong line of seating makes me very proud of our research, design, and development process. Many people have worked long and hard on these projects.

The what, how, and why of Herman Miller

We have proven over the years that what we do best is design innovative products that improve the performance of human habitats. We do this through performance innovation—inventing new and original ways for our customers’ and our own systems to perform better. We do this because our ultimate ambition is to create a better world around our customers and around ourselves.
        This what / how / why will not change and is a great strength. The products I’ve already mentioned are results of this position. We are currently redrawing the boundaries for our explorations into human habitats. Here’s how we see the future.
        New habitats: We are making great progress moving beyond offices into healthcare, learning, home, and other kinds of environments. We are applying our knack for research and design to unmet needs in many markets.
        New geographies: Likewise, we are carrying out strengths into new markets around the world. China and India are the two most obvious, but we also continue to expand in Eastern Europe and South America.
        New and disruptive solutions: Several times in our history, Herman Miller has introduced a disruptive innovation—modern design was the first; systems furniture was another, and ergonomic seating was a third. I believe we are beginning another disruption with Convia™ and the leading edge of programmable environments.

Programmability and the future of Herman Miller

Our future is highly dependent, I believe, on our explorations into programmable environments. This June, we published Always Building, a book describing our ideas around and the potential of programmable environments, habitats that adapt instantly and frequently to the people and activities going on there. This new kind of environment monitors and minimizes energy use.
        Convia, our new product and new business, leads us into the field of modular electrical building systems. This building infrastructure enables building owners and individuals to adapt their habitat in new and profound ways. It is the beginning of a new perspective at Herman Miller, one that expands our potential and gives us room to exercise our considerable talents in design and operations in entirely new ways.

2

Next year and beyond

As we keep expanding our views at Herman Miller and move into new products, problem areas, and geographies, I keep thinking about what makes Herman Miller vital and forward looking. It’s simple—but difficult to replicate or duplicate. It’s about improving human habitats through performance innovation, for the purpose of creating a better world. That’s what makes our future exciting. That’s why I come to work every day.
        We are not perfect. We do not reach every goal we set for ourselves. Because we are human, we make mistakes. Nevertheless, we have a clear picture of growth into new problem areas and new geographies, and we have the creative muscle to complete our vision.
        To be blunt about it, I’m excited about next year and what follows. I hope you are too. I will also be blunt about the difficulties we will most likely face in the coming year—slower growth and rising commodity prices among them. Having made the changes we have made in this year, we are well-positioned to go through a slow period. Economic cycles do happen. We will keep investing in a very promising future.
        I’m grateful for the talent and creativity and engagement I see around me every day. I’m confident in our strategy; my team and I believe we are headed in the right direction with the right preparation. I’m certain we will continue to grow as a community of people working for a better world.

The 2008 Herman Miller Annual Meeting of Shareholders

Finally, I would like to invite you to attend the Annual Meeting of Shareholders of Herman Miller, Inc., which will be held on September 30, 2008, commencing at 9 a.m. (EDT). Once again our meeting will be held through the Internet only.
        The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in detail the actions we expect to take at this meeting, as well as the means by which you may vote your shares and attend the meeting through the Internet.
        Whether or not you plan to attend the Internet meeting, please vote electronically via the Internet, and if you request paper materials you can also vote by telephone or by mail. For more details on how to vote your shares please see the Proxy Statement under the caption “Solicitation of Proxies and Voting”.

Sincerely,

/s/ Brian C. Walker

Brian C. Walker
President and Chief Executive Officer

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4

Notice of Annual Meeting of Shareholders

The annual meeting of the shareholders of Herman Miller, Inc. (the “company”), will be held on September 30, 2008 by means of remote communication on the Internet at the Company’s web site, www.hermanmiller.com at 9:00 a.m. (EDT) for the following purposes:

1.	To elect five directors, one for a term of two years and four for a term of three years
2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm
3.	To transact such other business as may properly come before the meeting or any adjournment thereof

        Shareholders of record at the close of business on August 1, 2008, will be entitled to vote at the meeting.
        Please note that this year’s Annual Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

        We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

        By visiting www.proxyvote.com on the Internet;

        And if you request paper materials
        By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
        By signing and returning your Proxy card

        You may also vote at the meeting by faxing your Proxy to (616) 654-7221 before the polls are closed during the meeting. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in the one of the ways listed above.

By order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board August 21, 2008

5     Herman Miller, Inc., and Subsidiaries

Table of Contents

7	Solicitation of Proxies and Voting
8	Election of Directors
8	Ratification of Appointment of Independent Registered Public Accounting Firm
9	Voting Securities and Principal Shareholders
9	Director and Executive Officer Information
12	Corporate Governance and Board Matters
14	Board Committees
15	Report of the Audit Committee
16	Compensation Discussion and Analysis
25	Executive Compensation Committee Report
26	Summary Compensation Table
27	Grants of Plan-Based Awards
28	Outstanding Equity Awards at Fiscal Year-End
29	Option Exercises and Stock Vested
30	Pension Benefits
31	Nonqualified Deferred Compensation
32	Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
34	Potential Payments upon Termination without Change in Control
36	Director Compensation
38	Equity Compensation Plan Information
38	Section 16(a) Beneficial Ownership Reporting Compliance
39	Certain Relationships and Related Party Transactions
40	Submission of Shareholder Proposals for the 2009 Annual Meeting
40	Miscellaneous

6     2008 Proxy Statement

Herman Miller, Inc.

855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated August 21, 2008

This Proxy Statement and the accompanying Proxy, which are being made available to shareholders on or about August 21, 2008, are furnished to the shareholders of Herman Miller, Inc., in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on September 30, 2008 at 9:00 a.m. (EDT). Please note that this year’s Annual Meeting will be held via the Internet rather than in person.

How to Participate in the Electronic Meeting

In order to participate in this year’s Annual Meeting, please log on to www.hermanmiller.com and click on the “Investors” section and the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 9:00 a.m. meeting to provide time to register and download the required audio software if needed. All shareholders will need to register by entering your name and, if you would like to ask a question during the meeting, you will also need to enter the 12-digit control number received with your Notice or Proxy. Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting. To submit questions, please access the Annual Meeting Webcast and select “Ask a Question.”

Solicitation of Proxies and Voting

Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the annual meeting. The use of proxies allows a shareholder to be represented at the annual meeting if he or she is unable to attend the meeting via the Internet.

You can vote by any of the following methods

•	Vote by Internet Before the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, record your vote. The deadline for internet voting is 11:59 p.m., EDT, on September 29, 2008.

If you request paper materials you may also

•	Vote by Telephone Call the toll free telephone number provided with your Proxy and, with the Proxy in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. EDT on September 29, 2008.
•	Vote by Mail Complete, date, and sign your Proxy. Mail it in the prepaid envelope provided so that it reaches us before September 30, 2008.
•	Vote by Facsimile During the Annual Meeting You may vote by facsimile during the Annual Meeting prior to the announcement that the polls are closed. You may do so by faxing a marked and signed copy of your Proxy to 1-616-654-7221.

        If your Proxy is properly executed, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy and for the proposal described in this Proxy Statement.
        A Proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary of the company, (ii) executing and delivering a Proxy at a later date, or (iii) attending the meeting via the Internet and voting via fax. However, attendance at the meeting does not automatically serve to revoke a Proxy.

7    Herman Miller, Inc., and Subsidiaries

Election of Directors

The Board of Directors has nominated C. William Pollard, Mary Vermeer Andringa, Lord Brian Griffiths of Fforestfach, J. Barry Griswell, and Brian C. Walker for election as directors. Mr. Pollard has been nominated to serve a two-year term until the 2010 annual meeting of shareholders; the other four nominees would serve until the 2011 annual meeting. Our Bylaws were amended in fiscal 2008 to change the retirement age of directors from age 70 to age 72. As a result, a person may not be elected as a director for a term that expires later than the annual meeting after attaining age 72. As such, Mr. Pollard, who is currently 70, is being nominated for a two-year term only. Each of the nominees previously has been elected as a director by our shareholders.
        The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, each person named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of people than the number of nominees named.
        A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the five people who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending May 30, 2009. Representatives of Ernst & Young will be present at the annual meeting of shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.
        Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Disclosure of Fees Paid to Independent Auditors

        Aggregate fees billed to us for the fiscal years ended June 2, 2007, and May 31, 2008 by our independent registered public accounting firm, Ernst & Young, were as follows:

Fiscal Year Ended	June 2, 2007	May 31, 2008

Audit Fees(1)	1,227,000	1,252,000

Audit Related Fees(2)	24,000	26,000

Tax Fees(3)	15,000	91,000

All Other Fees	0	0

Total	$1,266,000	$1,369,000

(1)	Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports in Form 10-Qs, and services in connection with statutory and regulatory filings.
(2)	Includes fees billed for audits of employees benefits plans and accounting consultations that are unrelated to the audit or review of financial statements.
(3)	Includes fees billed for tax compliance, tax advice and, tax planning.

        Our Audit Committee has adopted a policy for pre-approving all permissible services performed by Ernst & Young and other firms. This policy requires the Committee’s pre-approval of all services that may be provided by our independent registered public accounting firm and audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

8    2008 Proxy Statement

Voting Securities and Principal Shareholders

On August 1, 2008, we had 55,722,747 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 1, 2008, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of August 1, 2008, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Columbia Wanger Asset Management, L.P.	5,897,800	(1)	10.58
227 West Monroe Street , Suite 3000
Chicago, IL 60606

Ariel Capital Management, Inc.	5,395,842	(2)	9.68
200 East Randolph Dr., Ste. 2900
Chicago, Illinois 60601

Barclays Global Investors NA	4,357,566	(3)	7.82
45 Fremont Street
San Francicso, CA 94105

Morgan Stanley	4,022,557	(4)	7.22
1585 Broadway
New York, NY 10026

(1)	This information is based solely upon information as of January 31, 2008 contained in the 13G/A filed on February 8, 2008 by Columbia Wanger Asset Management, LLP with the SEC, including notice that it has sole voting power as to 5,457,800 shares, shared voting power as to 440,000 shares, and sole dispositive power as to 5,897,800 shares.
(2)	This information is based solely upon information as of March 31, 2008 contained in the 13F filed on May 14, 2008 by Ariel Capital Management with the Securities and Exchange Commission, “SEC”, including notice that it has sole voting power as to 3,812,902 shares and shared voting power as to 1,582,940 shares.
(3)	This information is based solely upon information as of December 31, 2007 contained in the 13G filed on February 5, 2008 by Barclays Global Investors NA with the SEC, including notice that it has sole voting power as to 3,798,236 shares and sole dispositive power as to 4,357,566 shares.
(4)	This information is based soley upon information as of March 31, 2008 contained in the 13F filled on May 15, 2008 by Morgan Stanely with the SEC, including notice that it has sole voting power as to 4,021,831 shares and shared voting power as to 726 shares.

Director and Executive Officer Information

Security Ownership of Management

The following table shows, as of August 1, 2008, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Brian C. Walker	394,606.71
Curtis S. Pullen	18,882.03
Elizabeth A. Nickels	255,264.46
Kenneth L. Goodson	93,004.17
Andrew J. Lock	59,060.11
Gary S. Miller	259,253.47
All executive officers and directors as a group (22 persons)	2,171,621 (3)	3.90

(1)	Includes the following number of shares with respect to which the NEOs have the right to acquire bene?cial ownership under stock options exercisable within 60 days: Mr. Walker—100,302; Mr. Pullen—8,809; Ms. Nickels—196,133; Mr. Goodson—55,664; Mr. Lock—24,704; and Mr. Miller—168,283.
(2)	Calculated based on the number of shares outstanding plus the option shares referred to in footnote (3) below.
(3)	Included in this number are 1,091,762 shares with respect to which executive officers and directors have the right to acquire benefical ownership under options exercisable within 60 days.

9     Herman Miller, Inc., and Subsidiaries

Director and Executive Officer Information (continued)

The Board of Directors

The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 1, 2008, has been furnished to us by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

Name and Principal Occupation	Age	Year First Became a Director	Shares Owned(1)		Percent of Class(2)

Nominee for Election as Director for Term to Expire in 2010

C. William Pollard	70	1985	65,298	(3)	12
Since April 2002 –
Chairman Emeritus, The Service Master Company
January 2005 to December 2006
Chairman of the Board, Unum Provident Corporation
March 2003 to January 2005
Co-Chairman of the Board, Unum Provident Corporation

Nominees for Election as Director for Term to Expire in 2011

Mary Vermeer Andringa	58	1999	47,369.09
Since February 2003 –
President and Chief Executive Officer, Vermeer Corporation

Lord Brian Griffiths of Fforestfach	66	1991	82,880.15
Since 1991 –
International Advisor, Goldman Sachs International Limited
and House of Lords, United Kingdom

J. Barry Griswell	59	2004	10,000.02
Since May 2008 –
Chairman of the Board, Principal Financial Group, Inc. and
Principal Life
From June 2006 to May 2008 –
Chairman and Chief Executive Officer, Principal Financial
Group, Inc. and Principal Life
From January 2002 to June 2006 –
Chairman, Chief Executive Officer and President, Principal
Financial Group, Inc. and Principal Life

Brian C. Walker	46	2003	394,606.71
Since July 2004 –
President and Chief Executive Officer, Herman Miller, Inc.
March 2003 to July 2004
President and Chief Operating Officer, Herman Miller, Inc.

Directors Whose Terms Expire in 2010

Dorothy A. Terrell	63	1997	39,469.07
Since April 2003 –
Venture Partner, First Light Capital
April 2005 to June 2007
President and Chief Executive Officer, Initiative for a
Competitive Inner City

David O. Ulrich	54	2001	77,276.14
Since 1982 –
Professor, University of Michigan Business School

10    2008 Proxy Statement

Director and Executive Officer Information
The Board of Directors (continued)

Directors Whose Terms Expire in 2009

Paget Alves	53	2007	4,160.01
Since February 2008 –
President, Sales & Distribution, Sprint Nextel
September 2006 to February 2008
President, South Region Sales & Distribution, Sprint Nextel
June 2005 to September 2006
Senior Vice President, Enterprise Markets, Sprint Nextel
November 2003 to June 2005
President, Strategic Markets, Sprint

Douglas D. French	54	2002	38,775.07
Since June 2007 –
Managing Director, Sante Health Ventures
May 2004 to May 2007 –
Principal, JD Resources, LLC
January 2000 to May 2004 –
President and Chief Executive Officer,
Ascension Health

John R. Hoke III	43	2005	5,299.01
Since March 2008 –
Vice President, Footwear Design, Converse, Inc.
From July 2003–March 2008
Vice President, Global Footwear Design, NIKE, Inc.

James R. Kackley	66	2003	30,540.05
Since May 2002 –
Director of various companies

Michael A. Volkema	52	1995	218,950.39
Since 2000 –
Chairman of the Board, Herman Miller, Inc.
July 1995 to July 2004
Chief Executive Officer, Herman Miller, Inc.

(1)	Shares shown for each director include the following number of shares which that director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 36,573 shares for Mr. Pollard; 16,948 shares for Ms. Andringa; 28,605 shares for Lord Griffiths; 100,302 shares for Mr. Walker; 29,775 shares for Ms. Terrell; 77,276 shares for Ms. Ulrich; 31,037 shares for Mr. French; and 24,096 shares for Mr. Kackley;.
(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(3)	Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares. Additionally, 19,500 shares are owned by a family partnership.

        Mr. French also is a director of Emageon. Mr. Kackley also is a director of PepsiAmericas, Inc. and Orion Energy Systems, Inc. Mr. Volkema also is a director of Champion Enterprises, Inc. and Wolverine Worldwide, Inc. Mr. Griswell also is a director of Principal Financial Group, Inc. and Principal Life. Mr. Walker also is a director of Briggs & Stratton Corporation. Ms. Terrell also is a director of General Mills, Inc. There are no family relationships between or among our directors, nominees, or any of our executive officers.

11    Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters

Board Governance Guidelines

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines. These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the National Association of Securities Dealers (NASD). Our Guidelines also require the Board to have, among other committees, an Audit Committee, Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualify as an independent director under the NASD listing standards. Our Board Governance Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at www.hermanmiller.com/code. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed. There were no changes or waivers in fiscal year 2008.

Determination of Independence of Board Members

As required by our Board Governance Guidelines, our Board has determined that each of our directors, other than Messrs. Volkema and Walker, qualifies as an “Independent Director,” as such term is defined in the NASD listing standards, and that none of those directors has a material relationship with Herman Miller. The Board’s determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member’s relationship with the company and taking into consideration the definition of “Independent Director” under the NASD rules. Our Board also determined that each member of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASD listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

Meeting Attendance

Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. The annual meeting of shareholders is held via the internet and the directors are encouraged to join the webcast. Eight of our directors did so for our 2007 Annual Shareholders’ Meeting. During fiscal 2008, the Board held five meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, our Board met in executive sessions, without the presence of management, following the conclusion of each regularly scheduled Board meeting. These meetings were chaired by the Chairman, Mr. Volkema. In addition, following all of the regularly scheduled Board Meetings, the independent directors met separately. These meetings were chaired by the board’s lead director. Mr. Pollard currently serves as lead director.

Communications with the Board

Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations

Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be

12    2008 Proxy Statement

Corporate Governance and Board Matters (continued)

made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.
        Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. However, it has not established specific, minimum qualifications for director nominees. This committee does assess the experience and background of prospective candidates, including his or her independence. The committee’s charter authorizes the committee to consider all factors it considers appropriate, including the candidate’s experience and knowledge of our history and culture, as well as his or her experience and background in manufacturing, design, marketing, technology, finance, management structure and philosophy, including his or her experience as a senior executive officer of a public company. In light of these general requirements, our governance committee reviews the suitability of each person nominated to our Board. In the past, through the board evaluation process, the committee has determined whether there were any skills or experience that needed to be added to the Board and used that information to help establish criteria for Board member searches and candidate evaluation. Other than the procedural requirements described above, the Board has not adopted a policy with regard to the consideration of director candidates nominated by shareholders. All candidates, by whomever nominated, are evaluated in the same manner and under the same standards.
        The Nominating and Governance Committee has not received any recommended nominations from any of our shareholders in connection with our 2008 annual meeting. The nominees who are standing for election as directors at the 2008 annual meeting are incumbent directors recommended by the committee and nominated by the Board.

13    Herman Miller, Inc., and Subsidiaries

Board Committees

Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters . The committees are as follows:

Executive Compensation Committee

We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), Douglas D. French, and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, grants employee stock options and other equity awards, and acts as the administrative committee for our employee stock option and long-term incentive plans. The committee met five times during the last fiscal year. A description of the Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee is or has been an officer or employee of the company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), Lord Brian Griffiths of Fforestfach, and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the chairman of the board. In addition, the committee identifies and recommends to the Board candidates for election to fill vacancies on the Board. The committee met five times during the last fiscal year.

Executive Committee

We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, James R. Kackley, C. William Pollard, and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met five times during the last fiscal year.

Audit Committee

We have an Audit Committee comprised and James R. Kackley (chair), Mary V. Andringa, and C. William Pollard. Mr. Kackley is qualified as and serves as the “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable listing standards of the National Association of Securities Dealers (NASD), as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices and internal controls on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the past fiscal year. The March 2008 meeting included an annual review of the Committee’s written charter.

14    2008 Proxy Statement

Report of the Audit Committee

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the company, the audits of the company’s financial statements and management’s assessment of the company’s internal controls, the qualifications of the public accounting firm engaged as the company’s independent registered public accounting firm, and the performance of the company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is included as Appendix I to this Proxy Statement. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
        Management is responsible for the preparation, presentation, and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for providing an opinion on the effectiveness of the company’s internal control over financial reporting.
        We have reviewed—and discussed with management and Ernst & Young LLP—the company’s audited financial statements for the year ended May 31, 2008, and Ernst & Young LLP’s evaluation of the company’s internal controls over financial reporting.
        We have discussed with Ernst & Young LLP the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
        We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.
        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended May 31, 2008, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2009. The Board is recommending that shareholders ratify that selection at the annual meeting.

James R. Kackley (chair) Mary VerMeer Andringa C. William Pollard

15    Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis

Overview of Compensation Program

The Executive Compensation Committee of the Board (the “Committee”) is responsible for establishing the executive compensation programs at Herman Miller, Inc. (the “Company,” “us” or similar pronouns). The Committee insures that the compensation paid to the Company’s corporate officers is fair, reasonable, competitive and consistent with our compensation philosophy.
        The Company is required to provide information regarding our compensation policies and decisions for our CEO, CFO and the three other most highly compensated executive officers. We refer to our CEO, CFO and the other three most highly compensated executive officers collectively as our “Named Executive Officers” or “NEOs.” In fiscal year 2008 two individuals, Beth Nickels and Curt Pullen, held the position of CFO and therefore this CD&A will include information relating to 6 NEOs for 2008. This Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.

The Executive Compensation Committee

The Committee is comprised of three directors, each qualifying as an independent director under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under Herman Miller’s corporate governance guidelines and further each member qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.
        The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company officers, including the NEOs, and to act as the Administrative Committee for the Company’s key executive compensation plans.
        The Committee is responsible for recommendations to the full Board with respect to all aspects of the annual compensation of the Company’s President and Chief Executive Officer. The Committee, based upon recommendations from our CEO, approves the annual compensation for all other corporate officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and Chief Executive Officer establishes the base salary of all other company executives. The Committee establishes the performance objectives for the Economic Value Added (EVA®) Incentive Cash Bonus Plan and the equity-based compensation plans, which cover the President and Chief Executive Officer, Corporate Officers, and executive employees of the company.
        The Committee does not set compensation for the Board of Directors. The Nominating and Governance Committee is responsible for reviewing, and recommending to the Board of Directors, the amount and form of payment of director compensation.

Compensation Philosophy and Objectives

Our compensation philosophy, as formulated by management and endorsed by the Committee and by our Board of Directors, is to allow for an appropriate level of risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and Company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•	Link a material portion of executives’ total annual compensation directly to the Company’s performance
•	Reinforce our values, build corporate community, and focus employees on common goals
•	Align the interests of executives with the long-term interests of shareholders
•	Attract, motivate, and retain executives of outstanding ability.

        The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with compensation that approximates the market median compensation for such position based upon the data provided by Towers Perrin (as described later in the Benchmarking of Compensation section). The compensation program is also intended to have the portion of a Corporate Officer’s compensation determined by the Company’s performance increase as the responsibility and authority of the Corporate Officer increases. The Committee believes that the compensation program through the use of base salary, annual incentive cash bonus and long-term incentives operates in a manner consistent with these objectives and rewards performance that generates both consistent and long-term enhancement of shareholder value. The compensation program and its various elements are described in more detail in the section titled Elements of the Compensation Program.

16    2008 Proxy Statement

Compensation Discussion and Analysis (continued)

External Consultants

During fiscal year 2008, the Committee retained Towers Perrin to provide consulting services to it concerning certain aspects of executive compensation. The services included reviewing the elements of compensation of the President and Chief Executive Officer, and the Corporate Officers and comparing those elements to the Company’s compensation philosophy and objectives and to the market practices for such compensation. Towers Perrin concluded that the compensation program established for those officers is consistent with the Company’s compensation philosophy and objectives including with respect to market practices.
        The Company from time to time retains separate independent external consultants for other specialized work as may be required, such as recommending Board of Directors’ compensation, conducting a review of retirement or other benefit programs, and establishing change in control provisions. The Company in 2008 used Pearl Meyers and Partners to provide information concerning trends in board compensation practices. With the approval of the Committee, Towers Perrin in 2008 did provide consulting services to the Company other than those provided to the Committee. For 2008 Towers Perrin charged the Company approximately $54,000 for services provided to the Committee and approximately $30,000 for other compensation related consulting services provided to the Company. The Committee has determined that for fiscal year 2009 it will retain Pearl Meyers and Partners as independent compensation consultants to the Committee and Pearl Meyers will not provide other consulting services to the Company.

Benchmarking of Compensation

To ensure that executive compensation is competitive in the marketplace, the Committee benchmarks our compensation programs relative to general industry pay practices. The Committee chooses to benchmark compensation levels against industrial companies in general as it minimizes the potential volatility of market pay data due to changes in database/survey participation or mergers/acquisitions; lessens the impact that a single entity can have on the overall data; provides a more consistent result; and better reflects the market in which the Company competes for executive talent. The Committee believes the competitive market for executive talent in which the Company operates is the general corporate talent market, not just the office furniture or West Michigan talent markets.
        Towers Perrin annually presents the Committee with benchmarking data, market practices and trends to provide appropriate context for the Committee’s deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO’s recommendations are based on the Towers Perrin information, his evaluation of the individual’s performance and other factors. The Committee’s approval of the CEO’s recommendations as to the compensation of Corporate Officers (other than the CEO) is based upon the Committee’s review of the information from Towers Perrin relative to market pay and their own judgment, including their judgment on the relative performance of both the Company and its executives. Based upon these same factors relative to the CEO’s performance, the Committee makes a recommendation to the full board for the CEO’s compensation. The Board of Directors determines the compensation of the CEO.
        Towers Perrin in 2008 used the following survey sources when analyzing the market competitiveness pay levels of Corporate Officers; Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report, and the Mercer Executive Database (collectively these are referred to as “Published Survey Data”). The Published Survey Data is used to determine competitiveness of base pay, while the Towers Perrin Executive Compensation Database is used to assess the competitiveness of bonus and long term incentive awards. Towers Perrin uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations managed by our individual NEOs. The entities within the comparator groups were not disclosed to the Company.
        Towers Perrin compares the base salary, target total cash and target total direct compensation of each NEO to the 25th, 50th (market median) and 75th percentile of the Published Survey Data or Towers Perrin Executive Compensation Database for a comparable benchmark position. Each of the compensation elements is explained in more detail below. Positions are benchmarked based upon comparability of responsibilities and the annual revenues of the operations managed.
        The Committee annually reviews executive pay tally sheets prepared by Towers Perrin. The tally sheets reflect the total compensation to the NEOs from all sources of compensation, including payments under severance or change in control obligations. The Committee uses the tally sheets to help it determine that the Company’s compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.
        The Committee based upon its experience, the tally sheets and the benchmarking data has determined that total compensation for each NEO in fiscal 2008 was appropriate, reasonable and consistent with the Company’s compensation philosophy and objectives as described above.

17    Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

Elements of the Compensation Program

Our Corporate Officer compensation package includes five distinct elements:

1.	Base Salary
2.	Annual Executive Incentive Cash Bonus
3.	Long-Term Equity Incentives
4.	Retirement and Health Benefits
5.	Perquisites and other executive compensation plans

        These five elements together form an executive’s total compensation package. The first two elements form an executive’s total cash compensation and the first three elements form an executive’s total direct compensation package. It is the Company’s goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer’s total direct compensation.
        Each element of total direct compensation is benchmarked to the prevailing market, however, in certain circumstances local practices related to long-term incentives and bonuses may be significantly different than those applicable to the Company as a whole. In those circumstances, the Company emphasizes consistency in the application of its long-term incentive programs and adjusts base and bonus so as to maintain total direct compensation in an amount that is consistent with the Company’s compensation philosophy. The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with a total direct compensation package that approximates the market median compensation for such position based upon the data provided by Towers Perrin. However, because of the performance based nature of the Annual Executive Incentive Cash Bonus and the Long-Term Equity Incentives, actual compensation of the NEOs may vary from market rates.
        The Committee determined that the total direct compensation (base salary, target incentive cash bonus and target long-term incentive grant) for each NEO for 2008 and 2009 is within the benchmarked range, given the NEO’s performance and position.

Base Salary

The CEO evaluates each of the Corporate Officers annually and makes recommendations to the Committee for base salary. The base salary of the CEO is set by the Board of Directors. In general, but subject to individual circumstances, base salaries reflect market rates for comparative positions and the NEO’s level of proficiency and performance. The base salary of NEOs assessed by the CEO and the Committee to be proficient is generally targeted at the market median of the Published Survey Data. The base compensation of NEOs with less experience in general would be below the market median and those judged to be performing at a level higher than proficient generally would be above the market median. The Committee in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Base Salary in 2008
In fiscal 2008 the Board determined that Brian Walker had taken actions that had significantly increased operating income and enhanced shareholder value and increased his base salary to $670,000. Beth Nickels served as CFO during the first quarter of 2008 and then assumed the role of President, Herman Miller for Healthcare. Curt Pullen then assumed the role as CFO. The Committee set Mr. Pullen’s base salary at $275,000. This base salary reflects the fact that this was the first year in which Mr. Pullen served as chief financial officer. The Committee set Ms. Nickels’ base salary at $270,000. The base salary reflects Ms. Nickel’s considerable experience in industry that she brought to her new position. Mr. Ken Goodson is Executive Vice President, Operations. The Committee set Mr. Goodson’s base salary at $260,000. This reflects the Committee’s determination that Mr. Goodson’s depth of experience and technical expertise would be difficult to replace in recruiting from the external market. Gary Miller is Executive Vice President, Herman Miller Creative Office. The base salary of Mr. Miller was set at $285,000 and reflects the Committee’s determination that Mr. Miller is satisfactorily discharging all of his responsibilities. Mr. Andy Lock is Executive Vice President and Chief Administrative Officer. The Committee set Mr. Lock’s base salary at $315,000 and this reflects the Committee’s determination that Mr. Lock is satisfactorily discharging all of his responsibilities. The changes in base salaries for the NEOs were effective July 23, 2007.

Base Salary in 2009
The Board and the Committee in July 2008 made the following adjustments in base salary for fiscal 2009. The base salary of Brian Walker was set by the Board at $720,000. The new base salary was approved by the Board of Directors based upon Mr. Walker’s excellent performance in driving the operating results of the Company in the previous fiscal year. The base salary of Curt Pullen was set by the Committee at $350,000. This base salary reflects the fact that this will be the first full year in which Mr. Pullen serves as chief financial officer. The base salary for Beth Nickels was set by the Committee at $277,000 and reflects the Committee’s determination that Ms. Nickels continues to perform well in her position.

18    2008 Proxy Statement

Compensation Discussion and Analysis (continued)

The base salary of Ken Goodson was set at $270,000 and reflects the Committee’s determination that Mr. Goodson continues to excel in his role as head of operations. The base salary of Mr. Miller was set at $293,000 and reflects the Committee’s determination that Mr. Miller is satisfactorily discharging all of his responsibilities. The base salary of Andy Lock was set at $330,000 and reflects the Committee’s determination that Mr. Lock continues to meet all the requirements of his role. Each of the base salaries set for the NEOs by the Committee were within the range established for their performance in position.

Annual Executive Incentive Cash Bonus

The annual executive incentive cash bonus for the Corporate Officers is paid pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected executives based upon the performance of the Company during the fiscal year. The annual Incentive Cash Bonus is reported in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Compensation.” Payments are made following the end of the fiscal year.
        The measure of performance for the Incentive Cash Bonus is EVA. EVA in general terms is equal to the Company’s net operating income after subtraction of taxes and a charge for capital. The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company’s return on capital investments relative to its cost of capital, is an effective means of evaluating and rewarding executive performance. The cash bonus for NEOs in fiscal 2008 was based upon consolidated EVA for the entire Company.
        Under the Executive Incentive Cash Bonus Plan a participant is assigned an Incentive Cash Bonus target expressed as a percentage of his or her base pay, and the actual bonus payment is determined by comparing the actual improvement in EVA achieved by the Company against expected improvement. The expected improvement is the dollar amount of EVA improvement necessary to earn the targeted EVA bonus. The interval is the dollar amount of EVA change, either above or below the expected improvement, necessary to either double the EVA bonus amount or reduce it to zero.
        The actual Incentive Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets described below. The Committee sets the EVA targets for 3 year periods. The current 3 year period expires at the end of fiscal 2010. The Incentive Cash Bonus earned by participants is expected over time to equal 100% of his or her individual target. The target Incentive Cash Bonus payment for the NEOs generally is set at 100% of the market median bonus amount for comparable positions as shown in the Towers Perrin Executive Compensation Database, although as explained earlier base pay and bonus may be adjusted in order to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior corporate officers more variable with the Company’s performance.
        The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except that those elements of the plan relating to the CEO (including target percentage payment) are approved by the Board. The Committee approves participants in the plan, the target payment percentage, the EVA improvement goals and the cost of capital. The Audit Committee at the end of each fiscal year approves the calculation of EVA results for the year and the EVA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation. The EVA targets for 2008 were an expected improvement of $9 million and an interval of $32 million and the same targets will be used for fiscal 2009. The cost of capital in both 2008 and 2009 is 9%.
        The Committee approved a change to the Executive Incentive Cash Bonus Plan for Incentive Cash Bonus payments with respect to fiscal year 2008 results. The change was made by the Committee in order to eliminate any effect on the incentive as a result of the corporate restructuring that took place during fiscal 2008. As a part of the restructuring the Company revised its charitable contribution policy and reduced the amount of charitable contributions. The Committee determined that any improvement in the Company’s EVA caused by the Company’s reduction in contributions would not be considered for purposes of determining the Incentive Cash Bonus for fiscal year 2008.

Incentive Cash Bonus for 2008
The Incentive Cash Bonus payment target percentages for NEOs in fiscal 2008 ranged from 100% of base salary for the CEO to 60% of base salary for other NEOs. For fiscal 2008 participants in the Executive Incentive Cash Bonus Plan received Incentive Cash Bonus payments in July 2008 equal to 1.3699 times their individual targets.

Incentive Cash Bonus for 2009
For fiscal 2009, the payment target percentage for our CEO and NEOs remained unchanged from 2008. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.

19    Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

Long-Term Incentives

Our shareholders in 2004 approved our Long-Term Incentive Plan (LTI Plan). The plan authorizes the Company to issue stock, restricted stock, options, restricted stock units, and other forms of equity-based compensation (Long-Term Incentive Grants). The key objectives of making Long-Term Incentive Grants under the LTI Plan are:

•	To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.
•	To provide an appropriate equity award to the next level of executives where market data would support their inclusion in an annual equity award plan.
•	To assist the achievement of our share ownership requirements.
•	To attract, retain and reward key employees.

        We believe that a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executives have a significant stake in the long-term success of Herman Miller. The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants under the LTI Plan, except that the Board approves the grants to the CEO.
        The LTI Plan provides for the issuance of options with a reload feature. A reload feature permits an option holder who exercises an option to receive an additional (reload) option in connection with the exercise of an existing option. The reload option has an exercise price equal to the price at which the existing option was exercised and represents a number of shares equal to the number of shares traded in to exercise the option and to pay the taxes on the exercise of the option. The reload feature exists in option grants made before fiscal year 2007. The Committee, beginning in fiscal year 2007, discontinued the practice of issuing new options with reload features.

LTI Grants in 2008
In July 2007 (fiscal 2008) the Committee met and established target values for LTI grants in 2008 at an on target EVA performance. For NEOs the target value was expressed as a percentage of his or her base. The target grants we awarded in July 2007 to NEOs (other than Ken Goodson) consisted of both performance shares and stock options and were divided; one-third performance shares, one-third market priced stock options, and one-third to be selected by the participant between the two forms of equity awards. The actual grants of performance shares under the plan are based upon the Company’s EVA performance over the 3 fiscal years following the grant. The key features of the performance shares and options are as follows:
        Performance Shares: The performance shares represent shares of the Company’s common stock that are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant. The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period. There is no payment of dividends during the performance period and the shares are not actually issued until the end of the three-year measurement period.
        Stock Options: The options will vest equally over three years, have a ten year life and are priced at fair market value on the date of grant.
        The Committee believes the use of options and this performance share grant structure retains the key elements of EVA measurement and employee ownership, aligns the interests of shareholders and executives while matching the expense in any given year to the performance of the business in that year and establishes a longer-term time horizon over which the Company’s performance determines the value of the awards. The Committee also believes that allowing the NEOs to have some flexibility in modifying the mix between options and shares gives the NEOs a greater sense of deriving value from the awards.
        The Long-Term Incentive grants given in fiscal 2008 had a target value ranging from 220% of base salary for our CEO to 100% of base salary for Andrew Lock and Gary Miller, 60% for Beth Nickels and $100,000 for Curt Pullen. Ken Goodson’s target Long-Term Incentive Grant was set at $206,000 in restricted stock units in connection with his receipt of a retention grant.(This retention grant is described further in the Termination and Retention Payments section.) The increase in the target value of the Long-Term Incentive Grants to the CEO and most of the other NEOs in both absolute amount and relative to the increase in base compensation reflects the decision of the Committee to bring the value of these LTI grants closer to the market median values of such grants reflected by the Published Survey Data. The decrease in target value for Ms Nickels reflects her new role, for fiscal year 2008, as President, Herman Miller for Healthcare. The value of the grant to Curt Pullen reflects the fact that this is his first year as chief financial officer. In the case of the CEO it also reflects the fact that the Company is no longer amortizing the cost of the 100,000 share grant made to him on July 27, 2004.

20    2008 Proxy Statement

Compensation Discussion and Analysis (continued)

        The following table discloses the actual elections made by the NEOs with respect to 2008.

Name	Number of Options	Option Exercise Price	Performance Shares (at target performance)

Brian Walker	67,750	$31.84	21,586

Curt Pullen	4,929	$31.84	1,570

Gary Miller	9,036	$31.84	5,758

Ken Goodson	0	NA	6,470

Beth Nickels	22,944	$31.84	3,655

Andy Lock	9,937	$31.84	6,332

LTI Grants in 2009
The Committee did not change the LTI program for 2009. The target value of these awards was matched against the Towers Perrin Executive Compensation Database of market median value for such grants. The target values as a percent of base salary established in July 2008 (fiscal 2009) for the Long-Term Incentive Grants (including options and performance shares) awarded in fiscal 2009 was 225% for Brian Walker , 100% for Curt Pullen,100% for Gary Miller, 100% for Andy Lock, and 60% for Beth Nickels. The value of the grant to Ken Goodson was fixed at $206,000 and allocated entirely to performance shares as a part of his retention arrangement. The target value of each of these grants was within the range for the NEO given their performance and position.

Practices Concerning Grant Dates
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year. The number of performance shares is determined using the closing price for the Company’s common stock on the date of grant and the number of options is based on the Black-Scholes valuation method described in the footnote to the Long-Term Incentive Grants table. The Company does not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The Company’s year end financial information is normally disclosed through a press release in the third week of June. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Plans

Health Plans
The Company maintains a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region.

Retirement Plans
The Company maintains broad based retirement plans available for all non-union employees in the United States. Our employees in England and who are union members are covered by separate defined benefit retirement plans. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all U.S. employees.

        The retirement plans include:

•	The Herman Miller, Inc. Retirement Income Plan
•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan
•	The Herman Miller Limited Retirement Benefits Plan

        Retirement Income Plan: The Herman Miller, Inc. Retirement Income Plan (Cash Balance Plan) is what is known as a hybrid plan. Under the Plan the Company accrues a benefit for the participant which is expressed as a fixed dollar amount (cash balance). The Company credits each employee’s account with an amount equal to 4% of his or her salary, up to the maximum salary level permitted by the Internal Revenue Service (currently $225,000). Each account is also credited with hypothetical interest earning pegged to a predetermined benchmark (for fiscal 2008 interest was credited at 4.87%).
        Profit Sharing Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. The Company annually makes a contribution to the profit sharing portion based upon the Company’s EVA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EVA results, the actual percentage contributed for fiscal year 2008 was 4.11%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted.

21    Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

The Company matches up to half of the amount deferred by the employee up to the first 6% of the employee’s compensation contributed.
        Herman Miller Limited Retirement Plan: Herman Miller Limited, the Company’s wholly owned UK subsidiary maintains an average final pay pension plan for all of its retirees. Under the plan each employee is entitled to a normal basic pension equal to an equivalent of 1/70th of final pensionable salary for each complete year of service. The pension is subject to a maximum of 40/70ths of final pensionable salary.

Perquisites and Other Executive Compensation Plans

Perquisites
The Company is conservative in its approach to executive perquisite benefits. We provide a limited number of perquisites to Corporate Officers. The Company normally provides each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. In 2008 the dollar amount of these benefits used was approximately $17,500 for the CEO and between $6,000 and $16,000 for each of the other NEOs.
        The Company does not normally provide non-business-related use of chartered aircraft for Corporate Officers. During 2008 there was one occasion on which the Company did provide chartered aircraft to NEOs for non-business use. The total cost to the Company for this usage was less than $10,000.
        The Company in 2008 did provide the NEOs and all other Corporate Officers with the opportunity to purchase certain additional disability insurance and to obtain comprehensive physicals paid for by the Company.

Deferred Compensation Plans
In 2008 the Committee discontinued use of the existing Non-qualified Deferred Compensation Plan and approved the Herman Miller, Inc. Executive Equalization Retirement Plan.
        The Non-qualified Deferred Compensation Plan allowed selected employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50% of the incentive cash bonus payment. The matching payment vests over 3 years and vesting is dependent upon the executive remaining employed with the Company. Amounts deferred are converted into units having the same value as the Company’s stock and are credited with amounts at the same rate as the Company’s dividend on its common stock. Units are converted into shares of the Company’s common stock at the time of distribution. While the Non-qualified Deferred Compensation Plan was not used in 2008, Company match contributions with respect to amounts deferred during 2007 and credited in 2008 appear on the 2008 Summary Compensation Table. Only two executives, Brian Walker and Beth Nickels, elected to participate in the Non-Qualified Deferred Compensation Plan in fiscal 2007. The vesting on the Company matching contribution is shown on the Perquisites and Other Compensation table.
        The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2008. The plan is a supplemental deferred compensation plan and is available for salary deferrals beginning in January 2008. The plan is available to highly compensated employees who are selected for participation by the Committee. All of the NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts the Company would have contributed had the employee’s compensation not been above the statutory ceiling (currently $225,000). For fiscal year 2008 the contribution will be equal to 50% of the participants retirement savings contributions until the matching contribution brings the Company’s contribution credited to the plan, the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(K) Plan up to 9.9% of compensation. Investment options under this plan are the same as those available under the 401(k) Plan. Company matching contributions for amounts deferred in 2008 will be made after year end and will appear on the 2009 Summary Compensation Table under Perquisites and Other Compensation.

Key Executive Stock Purchase Assistance Plan
In 1994 the Company established the Key Executive Stock Purchase Assistance Plan. The plan provided that the Company would make loans to certain key executives to allow them to purchase shares of Company stock. The executives are obligated to repay the loans together with interest over an 8 year period. The executive could earn repayment of up to 80% of the total loan principal and 100% of the annual interest through Company performance as measured by the Company meeting its annual EVA expected improvement target. The Committee closed the plan to further participants in 2004 and there is only one remaining loan outstanding, that being to Beth Nickels. In 2007 and 2008 she earned repayment of the full amount of the interest and principal due on the loan for those years. The earned repayment for fiscal year 2008 is shown on the Perquisites and Other Income table. Fiscal year 2008 was the last year in which she was eligible to participate in the plan and all remaining amounts due have been paid to the Company.

Executive Long Term Disability Plan
The plan covers 60% of the rolling two year average of executive incentive compensation. Executives are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive is disabled until age 65. The monthly benefit is capped at $10,000. The executive can maintain the plan by paying Unum, the provider, directly when they leave the Company.

22    2008 Proxy Statement

Compensation Discussion and Analysis (continued)

Deductibility of Compensation

The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the company’s CEO, CFO and the other three most highly paid executives. Under IRS certain guidelines compensation that qualifies as “performance based” is not subject to this limit. All compensation paid by the Company during fiscal 2008 met the requirements for deductibility.

Stock Ownership Guidelines

The Committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the Company, as it helps link the interests of senior management and company shareholders. Stock ownership requirements apply to the nine members of the Executive Leadership Team for the Company. Under these requirements, the President and Chief Executive Officer must own shares of company stock with an aggregate market value of at least six (6) times base salary, Corporate Officers having a Long-Term Incentive Plan target equal to 100% of base salary must own shares of Company stock with an aggregate market value of four (4) times their respective base salaries and all other direct reports to the CEO must own shares with an aggregate market value of three (3) times their respective base salaries.
        All participants must achieve their ownership requirement over a five-year period from the date of their appointment to the position. The Committee reviews the NEOs’ progress toward these goals annually during the Company’s fourth quarter. Ownership for the purpose of the guidelines is defined to include shares owned by the executives, as well as shares held in the Company’s profit sharing and 401k plan, restricted stock and restricted stock units (both vested and unvested), and deferred accounts for his or her benefit. Stock options and unissued performance shares are not included in the calculation of an executive’s total ownership. If a participant fails to meet the ownership guidelines within the specified period half of his or her Incentive Cash Bonus will be paid in the form of Company stock until the guideline is met.
        At its annual review the Committee determined that all of the NEOs were in compliance with the ownership guidelines.

Impact of Prior Compensation in Setting Elements of Compensation

Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO’s current total level of compensation. As described earlier the Committee uses tally sheets to track all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI plan

Impact of Restatements Retroactively Impacting Financial Goals

The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI plan and the Executive Incentive Bonus Plan have been amended to give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.

Post-Employment Compensation

Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentive Bonus payments continue if the NEO leaves employment as the result of death, disability or retirement.

Termination and Retention Payments

All of the NEOs are “at will” employees. This means that they can be discharged at any time and for no reason. The Company has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than malfeasance or voluntary separation. In July 2007 the Committee approved an increase in the severance payments and for 2008 the severance payments for each NEO would have been equal to 18 months of base salary (in 2007 it would have been equal to 12 months of base salary). The Committee’s determination as to the amount of severance payments is the result of benchmarking our practices to the Published Survey Data. In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit the Company’s employees during the salary continuation period.
        In fiscal 2008 Ken Goodson entered into a retention agreement with the Company. Under the agreement if he remains employed by the Company through 2010, he is to receive a cash bonus, in addition to his Incentive Cash Bonus, of $15,000 per year. He also received in July 2007 (fiscal 2008) a Long-Term Incentive retention grant of $300,000 all in the form of restricted shares and the

23    Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

Committee fixed his LTI annual grant at $206,000, all of which is to be in the form of performance shares.In July 2007 the $300,000 retention grant converted into a grant of 9,422 restricted shares. The shares cliff vest 36 months after the grant date and are forfeited if he voluntarily terminates his employment with the Company or is terminated for cause before vesting. If Mr. Goodson dies, becomes disabled or is terminated for reasons other than cause during the 36 month period the retention grant will vest pro rata. The value of the Long-Term Incentive awards given to Ken Goodson was set at $206,000 in connection with the retention grant.

Change in Control Agreements

Each NEO is party to a change in control agreement with the Company. In 2006 the Committee retained Frederic W. Cook to review the existing change in control agreements and to advise it on whether the continued use of such agreements was appropriate and if so whether the agreements were consistent with competitive practices. Frederic W. Cook advised the Committee that the continued use of change in control agreements is appropriate and that the amounts payable under the agreements were consistent with market practice. In 2006 the Company entered into new change in control agreements with the NEOs and certain other Corporate Officers and executives. The new form of change in control agreement is found under Exhibit 10 in the Company’s consolidated financial statements for the fiscal year ended June 2, 2007, included in our Annual Report on Form 10-K.
        The Committee believes that the use of change in control agreements is appropriate as they help insure a continuity of management during a threatened take-over and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.
        The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.

24    2008 Proxy Statement

Executive Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)     Douglas D. French     John R. Hoke III

25    Herman Miller, Inc., and Subsidiaries

Summary Compensation Table

The summary compensation table below shows the compensation for the Named Executive Officers "NEO" for the fiscal year ended May 31, 2008 ("Fiscal 2008") and June 2, 2007 ("Fiscal 2007"). The details of the Company's executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings ($)(3)	All Other Compen-sation ($)($)	Total ($)

Brian C. Walker	2008	664,615		776,875	480,440	908,349	12,964	111,355	2,954,598
President and Chief Executive Officer	2007	625,961		651,052	358,045	829,981	11,957	105,433	2,582,429

Curtis S. Pullen(5)	2008	262,500		29,172	36,484	200,427	12,988	23,393	564,964
Chief Financial Officer	2007	191,975		23,216	20,691	180,012	11,189	25,230	452,313

Elizabeth A. Nickels(5)	2008	285,385		94,471	157,589	237,098	10,280	152,965	937,788
President, Herman Miller for Healthcare	2007	349,327		128,038	170,390	327,377	8,869	169,917	1,153,918

Kenneth L. Goodson(6)	2008	259,327	15,000	291,405	114,942	212,993	23,539	40,965	958,171
EVP Operations	2007	254,999	15,000	126,211	66,951	239,107	21,354	50,533	774,155

Andrew J. Lock	2008	313,654		158,900	95,121	257,489	135,837	38,247	999,248
Chief Administration Officer	2007	302,981		119,610	61,771	283,558	8,970	40,818	817,708

Gary S. Miller	2008	283,654		183,335	92,519	232,830	38,776	30,062	861,176
Chief Development Officer	2007	275,000		171,596	61,771	257,862	33,944	27,004	827,177

(1)	Amounts set forth in the stock award and option award columns represent the amounts recognized as compensation expense in the reported year for financial reporting purposes with respect to stock awards and options in accordance with FAS 123R except that the amounts do not reflect a reduction for estimated forfeitures.
The assumptions used in calculating these amounts are set forth in Note 14, in the Company’s consolidated financial statements for the fiscal year ended May 31, 2008, included in our Annual Report on Form 10-K.
(2)	Reflects bonus payments under our Annual Executive Incentive Cash Bonus Plan earned by the NEOs during the reported year and paid in the following fiscal year.
Includes any amounts that the NEO deferred under the Company’s Nonqualified Deferred Compensation Plan
(3)	Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company’s Retirement Plans.
(4)	The amounts in this column for all other compensation are described in the table below.
(5)	On August 13, 2007, Mr. Pullen succeeded Ms. Nickels as our CFO, at which time Ms. Nickels assumed the role of President, Herman Miller for Healthcare.
(6)	A $15,000 3 year annual bonus was approved by the Compensation Committee as part of Mr. Goodson’s retention arrangement.

	Bundled Benefits(a)	Key Executive Loan Assistance (b)	Dividends on restricted stock	Company Sponsored Physicals and Healthcare	Retirement Plan Contribution (c)	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Total Other Compensation

Brian C. Walker	17,542		35,200	2,137	15,998	2,809	37,669	111,355
Curtis S. Pullen	5,774				15,998	1,621		23,393
Elizabeth A. Nickels	15,142	79,847		3,031	15,998	2,462	36,485	152,965
Kenneth L. Goodson	13,893		2,488		15,998	3,738	4,848	40,965
Andrew J. Lock	16,077			2,623	15,998	3,549		38,247
Gary S. Miller	9,450				15,998	4,614		30,062

(a)	Bundled Benefits includes accounting fees, cell phone fees, club dues, family travel, financial planning, home office expenses, vehicle expenses, life insurance, and tax gross-ups.
(b)	Represents amount earned under our Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder. No new loans may be extended under this plan.
(c)	Each executive received contributions of $15,998 pursuant to our defined contribution retirement plans.

26    2008 Proxy Statement

Grants of Plan-Based Awards

The Grant of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2008 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2008. The CD&A provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Option	Exercise or Base Price	Grant Date Fair
									Awards:	Awards:	of	Value
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock of Units (#)	Number of Securities Underlying Options (3)(#)	Option Awards ($/Sh)(4)	of Stock and Option Awards ($)(5)

Brian C. Walker	7/24/07					0	21,586	43,172				687,298
	7/24/07									67,750	31.84	687,283
			0	663,077	1,326,154

Curtis S. Pullen	7/24/07					0	1,570	3,140				49,989
	7/24/07									4,929	31.84	50,002
			0	146,308	292,615

Elizabeth A.	7/24/07					0	3,655	7,310				116,375
Nickels	7/24/07									22,944	31.84	232,753
			0	173,077	346,154

Kenneth L. Goodson	7/24/07					0	6,470	12,940				206,005
	7/24/07								9,422			299,996
	10/2/08	(6)								24,556	28.57	111,050
			0	155,481	310,962

Andrew J. Lock	7/24/07					0	6,332	12,664				201,611
	7/24/07									9,937	31.84	100,805
			0	187,962	375,923

Gary S. Miller	7/24/07						5,758	11,516				183,335
	7/24/07									9,036	31.84	91,665
			0	169,961	339,923

(1)	Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets.
(2)	The performance share units represent shares of the Company’s common stock and are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant.
The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period.
(3)	Except as noted in footnote 6, each option has a term of ten years and vests pro rata over three years.
(4)	Stock options are awarded at an option price not less than the market value of the Company’s common stock at the grant date in accordance with the LTI Plan.
(5)	Aggregate grant date values are computed in accordance with FAS 123R.
(6)	Reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. Reload options allow for the purchase of shares of company stock equal to the number of shares that were exchanged upon exercise of the underlying option. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option.

27    Herman Miller, Inc., and Subsidiaries

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 31, 2008. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)

Brian C. Walker	07/27/04					100,000	2,480,000
	06/27/05	12,472	6,237	33.517	06/27/15	6,281	155,769
	07/24/06	6,688	13,378	30.536	07/24/16	8,263	204,922
	10/30/06	8,589		34.510	07/05/10
	10/30/06	3,616		34.510	06/29/11
	10/30/06	33,430		34.510	04/23/12
	07/24/07		67,750	31.840	07/24/17			21,586	535,333

Curtis S. Pullen	06/27/05	2,786	1,392	33.517	06/27/15	1,402	34,770
	07/24/06	1,494	2,987	30.536	07/24/16	1,845	45,756
	07/24/07		4,929	31.840	07/24/17			1,570	38,936

Elizabeth A. Nickels	07/05/00	9,800		27.359	07/05/10
	04/25/01	3,115		25.230	02/07/10
	04/23/02	25,313		25.000	04/23/12
	06/30/03	25,000		20.060	06/30/13
	05/19/04	50,000		23.870	05/19/09
	07/20/04	17,931		26.950	02/07/10
	06/27/05	11,433	5,717	33.517	06/27/15	5,757	142,774
	10/18/05	22,640		27.990	02/07/10
	10/18/05	2,788		27.990	06/29/11
	10/18/05	2,486		27.990	04/23/12
	07/24/06	6,131	12,263	30.536	07/24/16	7,575	187,860
	07/24/07		22,944	31.840	07/24/17			3,655	90,644

Kenneth L. Goodson	07/06/98	15,000		29.750	07/06/08
	07/05/00	4,900		27.359	07/05/10
	10/25/00	10,280		24.250	07/02/09
	04/23/02	17,000		25.000	04/23/12
	04/16/04	4,577		27.160	07/02/09
	04/16/04	3,272		27.160	06/29/11
	05/19/04	2,265		23.870	05/19/09
	06/27/05	5,197	2,599	33.517	06/27/15	2,617	64,902
	07/24/06	2,787	5,574	30.536	07/24/16	3,443	85,386
	07/24/07							6,470	160,456
	10/02/07		24,556	28.570	05/19/09

Andrew J. Lock	06/27/05	8,315	4,158	33.517	06/27/15	4,187	103,838
	07/24/06	4,459	8,919	30.536	07/24/16	5,509	136,623
	07/24/07		9,937	31.840	07/24/17			6,332	157,034

28    2008 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End (continued)

Gary S. Miller	07/06/98	40,000		29.750	07/06/08
	07/02/99	28,000		23.313	07/02/09
	07/05/00	9,800		27.359	07/05/10
	06/29/01	3,080		24.200	06/29/11
	04/23/02	28,000		25.000	04/23/12
	06/30/03	25,000		20.060	06/30/13
	05/19/04	50,000		23.870	05/19/09
	06/27/05	8,315	4,158	33.517	06/27/15	4,187	103,838
	07/24/06	4,459	8,919	30.536	07/24/16	5,509	136,623
	07/24/07		9,036	31.840	07/24/17			5,758	142,798

(1)	Options granted on 06/27/05 and 07/24/06 vest in three equal annual installments beginning on the first anniversary of the grant date. Options granted prior to 06/27/05 or in connection with a reload vest 100 percent on the one year anniversary date of the award. Options granted on 10/2/07, 10/30/06, 10/18/05, 7/20/04, 4/25/01 reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. Reload options allow for the purchase of shares of Company stock equal to the number of shares that were exchanged upon exercise of the underlying option. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option.
(2)	All awards vest 100 percent on the five year anniversary date of the award.
(3)	Assumes a stock price of $24.80 per share, which was the closing price of a share of Common Stock on the last trading day of the fiscal year, May 31, 2008.
(4)	The performance share units represent shares of the Company’s common stock and are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant.
The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period.

Option Exercises and Stock Vested

This table provides information on the number and value of (1) options exercised in Fiscal 2008, and (2) the vesting of restricted stock (on an aggregate basis).

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Brian C. Walker

Curtis S. Pullen

Elizabeth A. Nickels

Kenneth L. Goodson	27,735	130,354

Andrew J. Lock

Gary S. Miller	5,030	61,995

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

29    Herman Miller, Inc., and Subsidiaries

Pension Benefits

The Pension Benefit table which is below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2008. The retirement plans are described in the CD&A.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Brian C. Walker	Herman Miller, Inc. Retirement Income Plan	19	116,634

Curtis S. Pullen	Herman Miller, Inc. Retirement Income Plan	17	99,867

Elizabeth A. Nickels	Herman Miller, Inc. Retirement Income Plan	8	60,645

Kenneth L. Goodson	Herman Miller, Inc. Retirement Income Plan	21	280,484

Andrew J. Lock(1)	Herman Miller, Inc. Retirement Income Plan	6	48,733
	Herman Miller, UK Pension Plan	12	655,896

Gary S. Miller	Herman Miller, Inc. Retirement Income Plan	32	515,114

(1)	Mr. Lock was covered from 1990-2002 under the UK Pension Plan and from 2002-2008 under the Retirement Income Plan.

30    2008 Proxy Statement

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below provides certain information relating to our two defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Brian C. Walker	271,672	74,698	(534,598)	–	1,340,095

Curtis S. Pullen	5,817	–	(23,176)	–	58,458

Elizabeth A. Nickels	163,688	49,106	(211,842)	–	556,888

Kenneth L. Goodson	6,600	–	(40,102)	31,231	71,720

Andrew J. Lock	7,996	–	342	–	8,338

Gary S. Miller	–	–	–	–	–

(1)	Amounts in this column represent the deferral of amounts earned under the Executive Incentive Cash Bonus Plan in fiscal 2007 but paid in fiscal 2008, as well as the deferral of base salary earned in fiscal 2008. The amounts identified in this column are also reported in the Summary Compensation Table under Salary for Fiscal 2008 and Non-equity Incentive Plan Compensation for Fiscal 2007.
(2)	Amounts in this column represent the Company’s match of 30 percent of the employee’s contribution.
(3)	Amounts reflect increases (decreases) in value of the Company’s common stock during the year, based upon deemed investment of deferred amounts.

        The Company’s Non-qualified Deferred Compensation Plan, which was terminated on fiscal 2007, allows certain employees to defer part or all of his or her Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vests over 3 years and vesting is dependent upon the executive remaining employed with the Company. Only two executives, Brian Walker and Beth Nickels, made deferral elections in fiscal 2007 for their respective compensation earned in fiscal 2008. Amounts deferred are converted into units having the same value as the Company’s stock and are credited with amounts at the same rate as the Company’s dividend on its common stock. Units are converted into shares of the Company’s common stock at the time of distribution.
        The Committee has approved a supplemental deferred compensation plan for salary deferrals that began in January 2008. The plan will allow all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company will make contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed had the employee’s compensation not be above the statutory ceiling, subject to a limit of 9.9 percent of compensation. Distributions from the plan are paid out in cash based on the deferral election specified by the participant.

31    Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control

The following tables quantify both the estimated payments that would be made to each NEO in the event of his/her termination by the Company without cause, and in the event of his/her termination under circumstances that would trigger payments under the change in control agreements. The tables also provide information regarding the incremental amounts that would have vested and become payable on May 31, 2008 if a change in control occurred on that date or if the NEO’s employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, retirement or in connection with a change in control in which a termination occurs is illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.

Assumes termination occurs at end of Fiscal Year 2008 (May 31, 2008)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control

Brian C. Walker	Cash Severance	–	–	–	1,005,000	4,197,037
	Prorated Annual Incentive	908,349	908,349	–	–	908,349
	Equity
	Restricted Stock	1,488,000	1,488,000	–	1,488,000	2,480,000
	Restricted Stock Units	167,146	167,146	–	167,146	360,693
	Performance Shares (at target)	178,444	178,444	–	178,444	535,333
	Unexercisable Options	–	–	–	–	–
	Total	1,833,590	1,833,590	–	1,833,590	3,376,026
	Retirement Benefits(1)	–	–	–	–	–
	Unvested Deferred Stock Units	40,451	40,451	–	–	40,451
	Other Benefits
	Health and Welfare	–	–	–	20,406	40,812
	Outplacement	–	–	–	20,000	20,000
	Tax Gross-Ups	–	–	–	–	–
	Total	–	–	–	40,406	60,812
	Total	2,782,390	2,782,390	–	2,878,996	8,582,675

Curtis S. Pullen	Cash Severance	–	–	–	412,500	880,000
	Prorated Annual Incentive	200,427	200,427	–	–	200,427
	Equity
	Restricted Stock	–	–	–	–	–
	Restricted Stock Units	37,321	37,321	–	37,321	80,541
	Performance Shares (at target)	12,979	12,979	–	12,979	38,936
	Unexercisable Options	–	–	–	–	–
	Total	50,300	50,300	–	50,300	119,477
	Retirement Benefits(1)	–	–	–	–	–
	Unvested Deferred Stock Units	–	–	–	–	–
	Other Benefits
	Health and Welfare	–	–	–	18,373	24,497
	Outplacement	–	–	–	20,000	20,000
	Tax Gross-Ups	–	–	–	–	–
	Total	–	–	–	38,373	44,497
	Total	250,727	250,727	–	501,173	1,244,401

32    2008 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control

Elizabeth A. Nickels	Cash Severance	–	–	–	405,000	1,285,456
	Prorated Annual Incentive	237,098	237,098	–	–	237,098
	Equity
	Restricted Stock	–	–	–	–	–
	Restricted Stock Units	153,221	153,221	–	153,221	330,646
	Performance Shares (at target)	30,215	30,215	–	30,215	90,644
	Unexercisable Options	–	–	–	–	–
	Total	183,436	183,436	–	183,436	421,290
	Retirement Benefits(1)	–	–	–	–	–
	Unvested Deferred Stock Units	42,906	42,906	–	–	42,906
	Other Benefits
	Health and Welfare	–	–	–	19,808	26,410
	Outplacement	–	–	–	20,000	20,000
	Tax Gross-Ups	–	–	–	–	–
	Total	–	–	–	39,808	46,410
	Total	463,440	463,440	–	628,244	2,033,160

Kenneth L. Goodson	Cash Severance	–	–	–	390,000	946,806
	Prorated Annual Incentive	212,993	212,993	–	–	212,993
	Equity
	Restricted Stock	66,422	66,422	–	66,422	233,666
	Restricted Stock Units	69,643	69,643	–	69,643	150,287
	Performance Shares (at target)	53,485	53,485	–	53,485	160,456
	Unexercisable Options	–	–	–	–	–
	Total	189,550	189,550	–	189,550	544,409
	Retirement Benefits(1)	–	–	–	–	–
	Unvested Deferred Stock Units	–	–	–	–	–
	Other Benefits
	Health and Welfare	–	–	–	22,615	30,153
	Outplacement	–	–	–	20,000	20,000
	Tax Gross-Ups	–	–	–	–	–
	Total	–	–	–	42,615	50,153
	Total	402,543	402,543	–	622,165	1,754,361

Andrew J. Lock	Cash Severance	–	–	–	472,500	1,115,061
	Prorated Annual Incentive	257,489	257,489	–	–	257,489
	Equity
	Restricted Stock	–	–	–	–	–
	Restricted Stock Units	111,427	111,427	–	111,427	240,454
	Performance Shares (at target)	52,345	52,345	–	52,345	157,034
	Unexercisable Options	–	–	–	–	–
	Total	163,772	163,772	–	163,772	397,488
	Retirement Benefits(1)	–	–	–	–	–
	Unvested Deferred Stock Units	–	–	–	–	–
	Other Benefits
	Health and Welfare	–	–	–	21,414	28,552
	Outplacement	–	–	–	20,000	20,000
	Tax Gross-Ups	–	–	–	–	–
	Total				41,414	48,552
	Total	421,261	421,261	–	677,686	1,818,590

33    Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control

Gary S. Miller	Cash Severance	–	–	–	427,500	1,034,969
	Prorated Annual Incentive	232,830	232,830	232,830	–	232,830
	Equity
	Restricted Stock	–	–	–	–	–
	Restricted Stock Units	111,427	111,427	–	111,427	240,454
	Performance Shares (at target)	47,600	47,600	142,798	47,600	142,798
	Unexercisable Options	–	–	–	–	–
	Total	159,027	159,027	142,798	159,027	383,252
	Retirement Benefits(1)	–	–	–	–	–
	Unvested Deferred Stock Units		–	–	–	–
	Other Benefits
	Health and Welfare	–	–	–	17,946	23,927
	Outplacement	–	–	–	20,000	20,000
	Tax Gross-Ups	–	–	–	–	–
	Total	–	–	–	37,946	43,927
	Total	391,857	391,857	375,628	624,473	1,694,978

(1)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

Potential Payments upon Termination without Change in Control

The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.
        The Executive Long Term Disability Plan provides a monthly benefit to an executive of 60% of their 2 year average executive incentive up to a monthly maximum of 10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of May 31, 2008 as long as they are disabled or until age 65.

Potential Payments upon Termination in Connection with Change in Control

In Fiscal 2008 each NEO was party to a change in control agreement with the Company. The change in control agreements are all “two trigger” agreements. This means there both must be a change in control and the employee must lose his or her job for a reason covered by the change in control agreement in order to be entitled to a payment.
        The agreements define change in control as having occurred (1) when a third party becomes the owner of more than 35 percent of the Company’s stock, (2) when a majority of the Board of directors is composed of persons who are not recommended by the existing Board, (3) when a third party acquires a majority of the assets of the Company in a transaction not approved by the continuing directors, (4) when the Company is a party to a merger or reorganization in which the existing shareholders do not control 60 percent of the shares of the surviving company or (5) when there is a liquidation of the Company.
        An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) loses his or her employment with the Company for reasons other than cause, (2) the responsibilities of his or her job are significantly reduced, (3) the base salary or bonus he or she receives is reduced, (4) the benefits he or she receives are reduced by more than 5 percent, (5) the location of his or her job is relocated more than 50 miles from its current location, or (6) the obligations of the change in control agreement is not assumed by any successor company.
        If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to 3 times the amount described below and in the case of all other NEOs the payment is equal to 2 times the amount described below. The

34    2008 Proxy Statement

Potential Payments upon Termination without Change in Control (continued)

separation payment is a lump sum equal to either two or three times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.
        The Company has the obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986. However, if a reduction of 5 percent in the separation payments to the executive would prevent them from being subject to the excise tax, the Company may reduce the payments up to 5 percent but only to the extent necessary to avoid the imposition of the excise tax.
        In order to receive the payments the NEO would be required to sign a non-competition agreement, committing to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.

Accelerated Vesting upon Death, Disability, Retirement or Change in Control

Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the American Jobs Creation Act of 2004.

Key Executive Deferred Compensation Plan

The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.

Long-Term Incentive Plan

The Long-Term Incentive Plan provides that all unvested options, restricted stock units and performance shares vest and become immediately exercisable in the event of a change in control. The measurement period for performance shares ends as of the date of a change in control and the number of performance shares actually vesting is determined by the Company’s average EVA performance during the shortened measurement period.
        Options granted under the LTI Plan to the extent vested at the date of death, disability or retirement, remain exercisable for the lesser of 60 months or the balance of their original term. In all other cases the options terminate 90 days after the termination of employment.
        Restricted stock units vest ratably up to the date of termination if an employee dies, becomes disabled, or is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original 5 year vesting period. If an employee retires the grant of restrict stock units will continue to vest over the original vesting period, provided the employee is available to provide 10 hours per quarter of consulting services and does not work for a competitor.
        Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original 3 year vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year 100 percent of the target performance share grant is subject to vesting

The Executive Incentive Cash Bonus Plan

The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year in order to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year in order to receive a bonus. The employee’s bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EVA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

35    Herman Miller, Inc., and Subsidiaries

Director Compensation

The following Director Compensation table provides information on the compensation of each director for fiscal year 2008. The standard compensation of each director is $120,000. The audit committee chair receives an additional $17,500, the executive compensation committee chair receives an additional $10,000 and the nominating and governance committee chair receives an additional $7,500. The chairman of the Board of Directors receives additional annual compensation of $305,000 and is eligible to participate in the Company’s health insurance plan. Brian Walker, the Company’s CEO, does not receive any additional compensation for serving on the Board of Directors.
        The annual retainer and chairperson fee (if appropriate) is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below, with company common stock units valued as of January 15 of each year; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her fee in one of the permissible forms of equity.

Stock Compensation Plan

We have in effect a Stock Compensation Plan, approved and adopted by our shareholders, under which nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.

Deferred Compensation Plan

We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of the total annual retainer and Chairman of the Board and committee chair fees to his or her account under the plan expressed in stock units equivalent to shares of our stock.

Stock Ownership Guidelines

Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other

Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company’s business travel insurance policies and under the Director and Officer liability insurance policy.

Perquisites

Some Directors’ spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director.

36    2008 Proxy Statement

Director Compensation (continued)

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Paget Alves		120,000						120,000

Mary Vermeer Andringa	10,000	110,000	30,602	(3)				150,602

Douglas D. French	5,000	115,000						120,000

Lord Brian Griffiths of Fforestfach	120,000							120,000

J. Barry Griswell	130,000							130,000

John R. Hoke III	60,000	60,000						120,000

James R. Kackley	68,750		25,734					94,484

C. William Pollard	120,000							120,000

Dorothy A. Terrell	127,500							127,500

David O. Ulrich	10,000		107,712					117,712

Michael A. Volkema	425,000							425,000

(1)	The amounts shown in the “Fees Earned or Paid in Cash” column include amounts which may be deferred under the Non-Employee Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts which they would otherwise receive as director fees. Amounts deferred are credited with earnings at the same rate as the dividend on the Company’s stock. Directors at the time of deferral elect the deferral period. The units together with the earnings on the units are converted to shares of the Company’s common stock at the end of the deferral period and are distributed to the director at the end of the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal year 2008 ten directors contributed a portion of their fees to the fund.
(2)	These amounts reflect the expense recognized as compensation expense in fiscal 2008 for financial reporting purposes with respect to stock awards and options, granted in fiscal 2008 and/or prior years, in accordance with FAS 123R except that the amounts do not reflect a reduction for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note 14 in the Company’s consolidated financial statements for the fiscal year ended May 31, 2008, included in our Annual Report on Form 10-K.
(3)	Ms. Andringa received reload options in the prior year as a result of her exercise of options granted under the Non-employee Officer and Director Stock Option Plan. This amounts reflects the current year expense of those reload options.

        As of May 31, 2008, each Director had the following aggregate number of outstanding options :

Name	Aggregate Number of Outstanding Options

Paget Alves	0
Mary Vermeer Andringa	16,948
Douglas D. French	31,037
Lord Brian Griffiths of Fforestfach	31,605
J. Barry Griswell	0
John R. Hoke III	0
James R. Kackley(1)	32,460
C. William Pollard	39,573
Dorothy A. Terrell	32,775
David O. Ulrich(2)	90,658
Michael A. Volkema	0

(1)	Included in the aggregate number of outstanding options fro Mr. Kackley are 8,364 options granted during the fiscal year with a grant date fair value of $68,749.
(2)	Included in the aggregate number of outstanding options fro Mr.Ulrich are 13,382 options granted during the fiscal year with a grant date fair value of $109,995.

37    Herman Miller, Inc., and Subsidiaries

Equity Compensation Plan Information

As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. In addition, we maintain the Nonemployee Officer and Director Stock Option Plan, Long Term Incentive Plan, 2000 Employee Stock Option Plan, Employees’ Stock Purchase Plan, and various employee ownership and profit sharing plans under which common stock is authorized for issuance to employees and directors in exchange for services.

        The 2000 Employee Stock Option Plan is our only equity compensation plan under which common stock is authorized for issuance that has not been approved by our shareholders. Under the 2000 Employee Stock Option Plan, each full- or part-time employee of the company, or any U.S. or Canadian subsidiary, and certain foreign subsidiaries who was not eligible to participate in the Long-Term Incentive Plan, received a one-time, nontransferable grant of a nonqualified stock option to purchase 100 shares of our common stock, at fair market value of the shares on the grant date. The options were not exercisable until after one year of continuous employment from the grant date and remain exercisable until the earlier of 10 years after the grant date or three months after termination of employment (other than termination due to of retirement, disability, or death, which events allow for a longer exercise period). The Board is sensitive to dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the options granted under this plan against the authorized shares available under the Long-term Incentive Plan.

        The following table sets forth certain information regarding the above referenced equity compensation plans as of May 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,805,432	27.71	5,939,655	(2)
Equity compensation plans not approved by security holders	189,170	27.24
Total	2,994,602	26.68	5,939,655

(1)	We have not granted warrants or rights applicable to this chart.
(2)	The number of shares remaining available for future issuance under our plans for awards other than options is limited to 12 percent of the shares authorized by shareholders. There are 523,236 shares remaining available for future issuance for awards other than options.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year.

38    2008 Proxy Statement

Certain Relationships and Related Party Transactions

The Board of Directors has adopted a Policy on Related Party Transactions. Under that Policy, with certain limited exceptions, all proposed transactions between the Company and one of its directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide that Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the Policy, and if the proposed transaction is with a director, advise the Committee if the transaction would impact that director’s status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the Policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Committee to the full Board of Directors.
        In order to approve a transaction under the Policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is either less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.
        J. Barry Griswell is the Chairman of the Board of Directors and Chief Executive Officer of Principal Financial Group, Inc. During fiscal 2007, management submitted a request to the Nominating and Governance Committee to approve a proposed transaction under which the Principal Financial Group would provide Family Medical Leave Act (FMLA)and short-term and long-term disability management work on behalf of the Company. Mr. Griswell did not participate in the bid process or discuss the proposal with management of the Company. Based upon management’s recommendation, the Committee determined that the proposed transaction was in the best interest of the Company and its shareholders and approved the proposed transaction. Under the terms of the transaction, Principal Financial Group will provide FMLA administration, short-term disability and long-term disability for a period of three years at an annual rate of approximately $1.5 million for each of the three years of the contract.
        In December 2007 the Company sought bids in connection with $200 million in Private Placement Notes. Nineteen different bids were received totaling approximately $400 million in subscriptions. One of the bids received was from the Principal Financial Group. Mr. Griswell did not participate in the bid process or discuss it with management of the Company. Based upon the pricing of their bid and management’s recommendation, the Committee determined that the transaction did not constitute a conflict of interest and was in the best interest of the Company and its shareholders. The Committee approved the inclusion of the Principal Financial Group, Inc. for $8 million within the current Debt Private Placement.

39    Herman Miller, Inc., and Subsidiaries

Submission of Shareholder Proposals for the 2009 Annual Meeting

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2009 annual meeting of shareholders may do so in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2009 annual meeting of shareholders, (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than April 23, 2009.
        For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2009 Annual Meeting, SEC rules permit management to vote proxies at its discretion if we: (1) receive notice of the proposal not before the close of business on July 7, 2009, and advise shareholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on July 7, 2009. Notices of intention to present proposals at the 2009 annual meeting should be addressed to our Corporate Secretary, at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.
        As of August 21, 2008, no proposals to be presented at the 2008 annual meeting had been received by us. Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the accompanying proxy materials, or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the originally scheduled meeting. For special meetings, the notice must be received by us no later than the close of business on the tenth day following the date on which the meeting was first announced, or if there was no public announcement, not later than ten (10) days after the date the notice of the scheduled meeting was first mailed to our shareholders.

Miscellaneous

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.
        Our mailing for the fiscal year ended May 31, 2008, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2008 Annual Meeting of Shareholders and the 2008 Annual Financial Statements as well as the Proxy Statement and our Report on Form 10-K both filed with the Securities and Exchange Commission are available, without charge, upon written request from the Secretary of the company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1 800 446 2617 inside the United States Phone: 1 781 575 2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board August 21, 2008

©2008 Herman Miller, Inc., Zeeland, Michigan Printed in U.S.A. on recycled paper P.MS2844-01
®Herman Miller, Y, and Aeron are among the registered trademarks of Herman Miller, Inc.
™Caucus, Cente, First Sight, Goes Around, Lifework, Lissome, Nala, Overt, Sense, and Teneo are among the trademarks of Herman Miller, Inc., and its owned subsidiaries
®Geiger is a registered trademark of Geiger International
®EVA is a registered trademark of Stern Stewart & Co.

40    2008 Proxy Statement

PROXY CARD

HERMAN MILLER, INC.
ATTN: SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464-0302

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Herman Miller, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Herman Miller, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY FAX DURING THE MEETING
Mark, sign and date your proxy card and return it to Herman Miller by faxing it to 1-616-654-7221.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:               HERML1               KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERMAN MILLER, INC.
Vote on Directors	For All	Withhold All	For All Except
The Board of Directors recommends a vote FOR the listed nominees.	[__]	[__]	[__]

1.	Director Vote To elect one director to serve until 2010
01) C. William Pollard
To elect four directors to serve until 2011 02) Mary Vermeer Andringa 03) Lord Brian Griffiths of Fforestfach 04) J. Barry Griswell 05) Brian C. Walker

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

___________________________________________________

Vote on Proposal The Board of Directors recommends a vote FOR the proposal.	For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.	[__]	[__]	[__]

The proxies will vote the shares in accordance with the direction on this card. If a choice is not indicated, the proxies will vote the shares "FOR" the nominees and "FOR" the proposal.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

________________________________ Signature [PLEASE SIGN WITHIN BOX] Date	________________________________ Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of 2008 Annual Meeting of Shareholders Proxy Statement and 2008 Annual Financial Statements are available at www.proxyvote.com.

Herman Miller, Inc.

By signing this card, voting by telephone or voting by Internet, the shareholder appoints James E. Christenson and Michael A. Volkema, and each of them, proxies, with full power of substitution, to vote all of the undersigned's shares of Herman Miller, Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Tuesday, September 30, 2008, at 9:00 a.m. (EDT) at www.hermanmiller.com, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card.

HERMAN MILLER, INC.
**IMPORTANT NOTICE**
Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 9/30/08

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

THE PROXY STATEMENTS AND 2008 ANNUAL FINANCIAL STATEMENTS ARE AVAILABLE AT WWW.PROXYVOTE.COM

PROXY MATERIALS - VIEW OR RECEIVE
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge to you for requesting a copy. Please make your request for a copy as instructed below on or before 9/16/08 to facilitate timely delivery. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

HOW TO REQUEST A COPY OF MATERIALS
1) BY INTERNET - www.proxyvote.com
2) BY TELEPHONE - 1-800-579-1639
3) BY E-MAIL* - sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

HOW TO VIEW MATERIALS VIA THE INTERNET
Have the 12 Digit Control Number(s) available and visit: www.proxyvote.com

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type: Meeting Date: Meeting Time: For holders as of:	Annual 09/30/08 9:00 A.M. EDT 08/01/08

Meeting Location:

The Annual Meeting of Shareholders of the Company will be held on 9/30/08 at 9 a.m. EDT for shareholders of record as of the close of business on 8/1/08. The Annual Meeting will be held via the Internet only. To attend the meeting log on to www.hermanmiller.com and click on the "Investors" section and then on the "Annual Meeting Webcast" link.

How To Vote

Vote At The Meeting

In addition to voting in advance of the meeting via the Internet, or (if paper materials are requested), by telephone, or through the mail, shareholders may vote by facsimile during the Annual Meeting prior to the announcement that the polls are closed. They may do so by faxing a marked and signed copy of the Proxy to the Company at 1-616-654-7221.

Vote by Internet

To vote now by Internet, go to
WWW.PROXYVOTE.COM.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting items

The Board of Directors recommends a vote FOR the listed nominees.

1.	Director Vote

To elect one director to serve until 2010

01)	C. William Pollard

To elect four directors to serve until 2011

02)	Mary Vermeer Andringa
03)	Lord Brian Griffiths of Fforestfach
04)	J. Barry Griswell
05)	Brian C. Walker

The Board of Directors recommends a vote FOR the proposal.

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.